Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ProKidney Corp. (f/k/a Social Capital Suvretta Holdings Corp. III) on Form S-8 of our report dated March 23, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of ProKidney Corp. (f/k/a Social Capital Suvretta Holdings Corp. III) as of December 31, 2021 and for the period from February 25, 2021 (inception) through December 31, 2021 appearing in the Annual Report on Form 10-K of ProKidney Corp. (f/k/a Social Capital Suvretta Holdings Corp. III) for the year ended December 31, 2021. We were dismissed as auditors on July 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, NY

September 14, 2022